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                                                                   EXHIBIT 23.1

                  [FULLER, TUBB, POMEROY & STOKES LETTERHEAD]



                                 July 13, 2000




Keith Parker, Chairman-CEO
Summit Environmental Corporation, Inc.
414 East Loop 281, Suite 7
Longview, TX   75605

                                   Re:  Summit Environmental Corporation, Inc.

Dear Mr. Parker:

         The undersigned is named in the Form S-3 Registration Statement of Summit Environmental Corporation, Inc. (the "Company"), a Texas corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with the registration of shares of Common Stock of the Company to be offered for sale by certain selling security holders. The capacity in which the undersigned is named in such S-3 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such S-3 Registration Statement in the capacity therein described.

                                         Sincerely,

                                         /s/ Thomas J. Kenan

                                         Thomas J. Kenan

TJK:sa